                                                                  EXHIBIT (a)(6)

CAMINUS CORPORATION                                             825 Third Avenue
                                                        New York, New York 10022
                                                               Tel: 212-515-3600


                              ______________, 2002

Dear Employee:

        On behalf of Caminus Corporation (the "Company"), I am writing to provide you with the results of the Company's recent offer to exchange (the "Offer") certain outstanding options (the "Old Options") that have an exercise price greater than $10.00 per share and that were granted to you under the 1998 Stock Incentive Plan, the 1999 Stock Incentive Plan, the 2001 Non-Officer Employee Stock Incentive Plan, and certain Nonstatutory Stock Option Agreements, for new options that the Company will grant under the 1999 Stock Incentive Plan, the 2001 Non-Officer Employee Stock Incentive Plan or a nonplan stock option agreement, as to be determined by the Company in its sole discretion (the "New Options"). The Offer was consummated pursuant to the terms and conditions in the Company's Offer to Exchange, dated October 28, 2002 (the "Offer to Exchange"), and the related Letter of Transmittal.

        The Offer expired at 5:00 p.m., Pacific Time, on ____________, 2002. Promptly following the expiration of the Offer and pursuant to the terms and conditions of the Offer, the Company accepted for exchange and cancelled on ____________, 2002 tendered Old Options exercisable for a total of ________ shares of common stock ("Option Shares").

        The Company has accepted for exchange and cancelled the Old Options tendered by you exercisable for the number of Option Shares set forth on Attachment A to this letter. In accordance with the terms and subject to the conditions of the Offer, you have the right to receive New Options exercisable for the number of Option Shares set forth on Attachment A, as adjusted for any stock splits, stock dividends and other events affecting our capital structure that occur before the date on which the Company grants such New Options. Also, in accordance with the terms of the Offer, the terms and conditions of the New Options will be substantially the same as the terms and conditions of the Old Options you tendered for exchange, except that (i) the per share exercise price under the New Options will equal the closing sale price of our common stock as reported on the Nasdaq National Market (or such other amount that is determined by the Company's Board of Directors to be the fair market value) on the day on which the Company grants the New Options, (ii) the vesting schedule of the New Options will be modified as described in the Offer to Exchange, and (iii) such other changes will be made as set forth in the Offer to Exchange. In addition, notwithstanding whether the Old Option that you tender for exchange is a non-qualified stock option or an incentive stock option, we will grant the New Option issued in exchange for such Old Option as either a non-qualified stock option or an incentive stock option, in our sole discretion.

        In accordance with the terms and subject to the conditions of the Offer, the Company will grant the New Options on one of the first five trading days, in our sole discretion, that is at least six months and one day following the date on which the tendered options were accepted for exchange and cancelled. We anticipate granting the New Options on one of the first five trading days after _____________, 2003. As soon as reasonably practicable after the New Options are granted, you will have the ability, consistent with past option grants, to access electronically information regarding the New Options using the AST StockPlan service.

        In accordance with the terms of the Offer, you must be an employee of the Company or one of its subsidiaries from the date on which you tendered your Old Options through the date on which the Company grants the New Options in order for you to receive your New Options. If, for any reason, you do not remain an employee, then you will not receive New Options or any other consideration for the Old Options tendered by you and cancelled by the Company. Participation in the Offer does not confer upon you the right to remain in the employment of the Company or any of its subsidiaries.

        If you have any questions about your rights in connection with the grant of New Options, you should contact Stephanie Shaw in the Human Resources department.

Sincerely,

William P. Lyons
President and Chief Executive Officer

                                                                    ATTACHMENT A



                             [Name of Option Holder]

                                                      Exercise Price of
  Grant Date of Old      Number of Option Shares         Old Options       Number of Option
 Options Accepted for     Subject to Old Options        Accepted for        Shares Subject
       Exchange           Accepted for Exchange           Exchange          to New Options
 --------------------    -----------------------      -----------------    ----------------

